EXHIBIT 21.1

                       LIST OF SUBSIDIARIES OF REGISTRANT

 NAME                                                PLACE OF INCORPORATION

 Falcon Link Investment Limited                      British Virgin Islands

 Henan Zhongpin Food Co., Ltd.                       People's Republic of China

 Henan Zhongpin Food Share Co., Ltd.                 People's Republic of China